EXHIBIT 99.1


California Software to Restate Financials
Monday, August 7, 2000 7:54 pm Eastern Time

IRVINE, Calif.-(BUSINESS WIRE)-Aug. 7, 2000-California Software Corp. (OTCBB:CAWC - news) Monday announced it will restate its financial statements for 1999 and for the first quarter 2000 based on recommendations from its new accounting firm, Stark Tinter & Associates LLC.

Revenues  from  new  products - which rehost  and  retool  AS/400 applications  -  accounted  for  a  significant  portion  of  the revenues reported in the company's financial statements for  1999 and the first quarter 2000.

The company had booked revenue on new products when the products were shipped based on what the company understood were generally accepted accounting principles. Following the company's longtime practice, a customer who obtains software from the company is permitted to work with it for 30 days before deciding whether to keep or return the product.

California Software booked revenue each time software was shipped, setting aside reserves to cover returns at a projected 50% return rate. The company's new accounting firm Stark Tinter & Associates LLC advised the company that this procedure for booking revenue does not comply with generally accepted accounting principles and resulted in the company's overstating revenues for 1999 and the first quarter 2000.

The amount of revenue that is affected will be determined based on an audit of the company that Stark Tinter & Associates will be undertaking shortly. New financials will be prepared based on the audit and then the company will file amendments to the company's Form 10-KSB for year-end 1999 and the company's Form 10-QSB for the first quarter 2000.

``When we realized there was a problem, we moved to begin setting it straight,'' said Bruce Acacio, CEO of California Software. ``We will do everything in our power to fix the problem as soon as possible and then move forward growing the company to its fullest potential.''

Because the company will be implementing new accounting procedures, the company anticipates a delay in filing its 10-QSB for the second quarter 2000, which is due to be filed on or before Aug. 14, 2000. Beginning sometime during the week of Aug. 21, the company anticipates that its ticker symbol may indicate that the company is not current with its filings.

The company anticipates that Stark Tinter & Associates LLC will complete its audit and that the amendments to the previous SEC filings and the filing of Form 10-QSB for the second quarter 2000 will be complete in September. California Software develops products that facilitate the deployment of IBM Midrange applications on PC networks.

For additional information, see www.californiasoftware.com.

Forward-looking statements in this release are made pursuant to the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1994. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the company's products, increased levels of competition for the company, new products and technological changes, the company's dependence on third-party supplies and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

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Contact:

     California Software Corp., Irvine
     Kate Tague, 949/553-8900 (marketing/communications) ktague@calsw.com www.californiasoftware.com
             or
     Carl Thompson Associates
     Carl Thompson, 303/665-4200 (investor relations) carl@ctaonline.com